Exhibit 21.1

Foamix Pharmaceuticals Ltd.

The following is a list of subsidiaries of Foamix Pharmaceutical Ltd. as of December 31, 2018:

SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Foamix Pharmaceutical Inc.	Delaware